Exhibit 12.1

                           Computation of Ratio of Earnings to Fixed Charges
                           Nine Months
                             Ending
                             9/30/97    1996        1995      1994      1993      1992
Earnings before taxes       $70,600   $102,700    $123,500  $104,100  $101,400  $120,200

Add(Deduct)
  Fixed Charges              29,700     33,500      31,500    23,200    18,700    19,900

  Undistributed earnings
  of less than 50% owned
  companies carried at
  equity                       (600)      (700)       (800)     (400)     (200)     (500)

  Interest capitalized            0          0           0      (200)        0      (300)

Earnings available for fixed
 charges                    $99,700   $135,500    $154,200  $126,700  $119,900  $139,300

Fixed charges:
  Interest, including
   amounts capitalized       24,900     26,400      24,200    16,500    12,500    13,700

  Proportion of rent
   expense deemed to
   represent interest
   factor                     4,800      7,100       7,300     6,700     6,200     6,200

Fixed Charges               $29,700   $ 33,500    $ 31,500  $ 23,200  $ 18,700  $ 19,900

Ratio of earnings to fixed
 charges                       3.36       4.04        4.89      5.46      6.41      7.00